UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
August 22, 2006

SOUTH JERSEY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-6364	22-1901645
(State of incorporation)	( Commission File Number)	(IRS employer identification no.)

1 South Jersey Plaza, Folsom, New Jersey 08037
(Address of principal executive offices, including zip code)

(609) 561-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure required by this Item are set forth in Item 2.03 below, which is incorporated herein by reference thereto.

Item 2.03. Creation of a Direct Financial Obligation.

On August 22, 2006, South Jersey Industries, Inc. (SJI) entered into a 5-year, $200 million revolving credit agreement with various lenders and Wachovia Bank, National Association as Administrative Agent. In addition to Wachovia, other lenders party to the credit facility are Citizens Bank of Pennsylvania; J.P. Morgan Chase Bank, N.A.; PNC Bank, National Association; Bank of America, N.A.; Commerce Bank, N.A.; Citibank, F.S.B; and The Bank of New York. The new revolving credit replaces a previous $60 million revolving credit that was due to expire on August 21, 2007 and a $46 million facility for letters of credit that were issued to provide liquidity support for variable rate demand bonds.  That facility was due to expire on September 19, 2007. Those facilities were terminated upon the establishment of the new revolving credit.

Terms and conditions of the new revolving credit are generally more favorable to SJI than were those contained in the previous credit facilities. The new facility includes pricing that varies based upon the unsecured senior debt ratings of SJI and its subsidiaries, and contains one financial covenant ratio that requires the maintenance of a debt to capitalization ratio of not more than 0.65 to 1.00. The revolving credit is available to repay outstanding debt under the previous revolver, to issue letters of credit, to provide for working capital needs and for general corporate purposes.

Item 9.01. Financial Statements and Exhibits.

Exhibit:

10
Loan Agreement dated as of August 22, 2006 by and between the South Jersey Industries, Inc., as borrower, Wachovia Bank, N.A., as Administrative Agent, and Bank of America, N.A., JPMorgan Chase Bank, N.A., and PNC Bank, N.A., as Co-Syndication Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                SOUTH JERSEY INDUSTRIES, INC.

Dated: August 25, 2006                                By:  /s/ David A. Kindlick
                        Name: David A. Kindlick
                        Title: Vice President and Chief Financial Officer